EXHIBIT 11

            STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE (1)
                          For the Twelve Months Ended June 30,
            -----------------------------------------------------------------
                    1997                 1996                  1995
            --------------------- --------------------- ---------------------
                         Fully                 Fully                 Fully
              Primary    Diluted    Primary    Diluted    Primary    Diluted
            ---------- ---------- ---------- ---------- ---------- ----------
Weighted
 average
 shares
 outstanding:

 Common
  stock     12,195,891 12,195,891 12,195,891 12,195,891 12,395,891 12,395,891
 Shares
  available
  under
  options            -          -    123,755    147,626    202,211    202,211
            ---------- ---------- ---------- ---------- ---------- ----------
Weighted
 average
 common and
 common
 equivalent
 shares
 outstanding12,195,891 12,195,891 12,319,646 12,343,517 12,598,102 12,598,102
            ========== ========== ========== ========== ========== ==========
 Net
 earnings
 (loss)      ($109,513) ($109,513)  $778,895   $778,895   $127,827   $127,827
            ========== ========== ========== ========== ========== ==========
Net
 earnings
 (loss)
 per share      ($0.01)    ($0.01)     $0.06      $0.06      $0.01      $0.01
            ========== ========== ========== ========== ========== ==========


(1)  Fully diluted earnings per share are not presented on the Company's
     Statement of Operations due to fully diluted earnings per share not having a difference from primary earnings per share of greater than 3% for the years ended June 30, 1997, 1996 and 1995.